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                                                                 Exhibit (a)(5)



     COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND AFTER SUBMITTING YOUR ELECTION FORM AND YOU DO NOT WANT TO PARTICIPATE IN THE OFFER TO
                                EXCHANGE OPTIONS


                            PREDICTIVE SYSTEMS, INC.
                            OFFER TO EXCHANGE OPTIONS

                               NOTICE TO WITHDRAW
                                 FROM THE OFFER

         I previously received (i) the Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange"); (ii) the memorandum from Andrew Zimmerman, Chief Executive Officer of Predictive Systems, Inc., dated September 19, 2002; and (iii) an Election Form. I signed and returned the Election Form, in which I elected to accept the offer of Predictive Systems, Inc. ("Predictive" or the "Company") to exchange (the "Offer") all of my eligible options ("Old Options") for options exercisable at the lesser of (1) $0.24 or (2) the fair market value of Predictive's common stock on October 18, 2002, to be issued under the Predictive Systems, Inc. 1999 Stock Incentive Plan, as amended ("New Options"). If I am subject to tax in the Netherlands, I had the choice of electing to have the exercise price of my New Option be either (1) the lesser of $0.24 or the fair market value of Predictive's common stock on October 18, 2002 or (2) the fair market value of Predictive's common stock on October 18, 2002. I now wish to change that election and reject Predictive's Offer to exchange all of my Old Options. I understand that by signing this Notice to Withdraw and delivering it to Kristin Chubbuck by midnight Eastern Time on October 17, 2002, I will be withdrawing my acceptance of the Offer and instead rejecting the Offer to exchange options in full.

         I understand that in order to withdraw my acceptance of the Offer, I must sign, date and deliver this Notice to Withdraw from the Offer via facsimile, fax # (212) 719-5595, or hand delivery to Kristin Chubbuck at Predictive Systems, Inc., 19 West 44th Street, 9th Floor, New York, NY 10036.

         I understand that by withdrawing my acceptance of the Offer, I will not receive any New Options pursuant to the Offer and I will keep the Old Options that I have. These options will continue to be governed by the stock option plan under which they were granted and the applicable option agreements.

         I understand that I may change this election, and once again accept the Offer to exchange options, by submitting a new Election Form to Kristin Chubbuck via facsimile (fax # (212) 719-5595) or hand delivery to Kristin Chubbuck at Predictive Systems, Inc., 19 West 44th Street, 9th Floor, New York, NY 10036, prior to midnight Eastern Time on October 17, 2002.

I have signed this Notice and printed my name exactly as it appears on the Election Form.

I do not accept the Offer to exchange any options.



----------------------------------        -------------------------------------
Employee Signature                        Employee Workforce ID Number



----------------------------------        ----------------------  -------------
Employee Name (Please Print)              E-mail Address          Date and Time


         RETURN TO KRISTIN CHUBBUCK NO LATER THAN MIDNIGHT EASTERN TIME OCTOBER 17, 2002 VIA FACSIMILE (212) 719-5595 OR HAND DELIVERY

                         PREDICTIVE WILL SEND AN E-MAIL
              CONFIRMATION WITHIN TWO (2) BUSINESS DAYS OF RECEIPT




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              INSTRUCTIONS TO THE NOTICE TO WITHDRAW FROM THE OFFER

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1. Delivery of Notice to Withdraw from the Offer.

         A properly completed and executed original of this Notice to Withdraw from the Offer (or a facsimile of it) must be received by Kristin Chubbuck, either via hand delivery to Kristin Chubbuck at Predictive Systems, Inc., 19 West 44th Street, 9th Floor, New York, NY 10036 or via facsimile, fax number
(212) 719-5595 on or before midnight Eastern Time on October 17, 2002 (the "Expiration Date"). If Predictive extends the Offer beyond that time, this Notice to Withdraw from the Offer must be received by Kristin Chubbuck by the date and time of the extended expiration of the Offer.

         The method by which you deliver any required documents is at your discretion and risk, and the delivery will be deemed made only when actually received by the Company. You may hand deliver your Notice to Withdraw from the Offer to Kristin Chubbuck at Predictive Systems, Inc., 19 West 44th Street, 9th Floor, New York, NY 10036 or you may fax it to them at the number listed on the first page of this Notice to Withdraw from the Offer and in the paragraph above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Notice to Withdraw from the Offer within two (2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Notice to Withdraw from the Offer has been received by us.

         Although by submitting a Notice to Withdraw from the Offer you have withdrawn your tendered options from the Offer, you may change your mind and re-accept the Offer until the expiration of the Offer. Tenders of options made through the Offer may be made at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may tender your options at any time until the extended expiration of the Offer. To change your mind and elect to participate in the Offer, you must deliver a later dated and signed Election Form with the required information to Kristin Chubbuck, while you still have the right to participate in the Offer. Your options will not be properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

         If you are subject to tax in the Netherlands and you are submitting a Notice to Withdraw from the Offer because you desire to change your decision with regards to the exercise price of your new option after submitting an Election Form, you must submit a new Election Form indicating your revised choice of exercise price prior to the Expiration Date.

         As noted in the Offer to Exchange, you may not select individual option grants to be tendered for exchange. If you elect to participate in the offer at all, you must tender all options with an exercise price at or above $0.80 per share. This includes all options that have an exercise price of $1.55, $2.90 or $17.75 per share, even though you will not receive any new options in exchange. For each individual grant, you must tender the entire outstanding, unexercised portion. Please read the Offer to Exchange in full to obtain further information regarding the terms of the Offer.

         Although it is our intent to send you a confirmation of receipt of this Notice, by signing this Notice to Withdraw from the Offer (or a facsimile of it), you waive any right to receive any notice of the withdrawal of the tender of your options.


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         These Instructions constitute part of the Notice to Withdraw from the
Offer, and as such form part of the terms and conditions of the offer.

         2. Signatures on This Notice to Withdraw from the Offer.

         If this Notice to Withdraw from the Offer is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

         If this Notice to Withdraw from the Offer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person so to act must be submitted with this Notice to Withdraw from the Offer.

         3. Other Information on This Notice to Withdraw from the Offer.

         In addition to signing this Notice to Withdraw from the Offer, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and your employee workforce identification number.

         4. Requests for Assistance or Additional Copies.

         Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice to Withdraw from the Offer should be directed to Kristin Chubbuck at Predictive Systems, Inc., 19 West 44th Street, 9th Floor, New York, NY 10036, telephone number (212) 659-3743. Copies will be furnished promptly at the Company's expense.

         5. Irregularities.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the Offer will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all Notices to Withdraw from the Offer that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the Notice to Withdraw from the Offer, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No Notice to Withdraw from the Offer will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Notices to Withdraw from the Offer must be cured within the time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in Notices to Withdraw from the Offer, and no person will incur any liability for failure to give any such notice.

         Important: The Notice to Withdraw from the Offer (or a facsimile copy of it) must be received by Kristin Chubbuck, on or before the Expiration Date.


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         6. Additional Documents to Read.

         You should be sure to read the Offer to Exchange, all documents referenced therein, and the memorandum from Andrew Zimmerman dated September 19, 2002, before making any decisions regarding participation in, or withdrawal from, the Offer.

         7. Important Tax Information.

         You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. If you are subject to taxes in Germany, the United Kingdom or the Netherlands, you should refer to Sections 15 through 17, as applicable, which contain important tax information which may apply to you.